Exhibit 10.1

LOAN AGREEMENT

     LOAN AGREEMENT, dated as of September 15, 2008, between KEMET Electronics Corporation and Vishay Intertechnology, Inc.

     WHEREAS, Borrower desires to sell to Lender the assets, properties and rights related to the Business as defined in the Asset Purchase Agreement, dated as of September 15, 2008 (as amended, restated, supplemented or otherwise modified from time to time the “Asset Purchase Agreement”), by and among Borrower, as seller, and Lender, as buyer;

     WHEREAS, in connection with the Asset Purchase Agreement, Borrower has requested that Lender make available a term loan facility; and

     WHEREAS, Lender is willing to make such term loan facility available upon and subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties hereby agree as follows:

ARTICLE I: DEFINITIONS

     Section 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “Account” has the meaning set forth in Section 9-102 of the UCC.

     “Account Debtor” has the meaning set forth in Section 9-102 of the UCC.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.

     “Arcotronics” means Arcotronics America Inc., an Oregon corporation and a wholly-owned Subsidiary of Parent.

     “Asset Purchase Agreement” has the meaning set forth in the recitals hereto.

     “Borrower” means KEMET Electronics Corporation, a Delaware corporation.

     “Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by law to close; provided that, when used in connection with the Loans when they are bearing interest based on LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     “Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied.

     “Collateral” has the meaning set forth in the Security Agreement.

     “Collateral Account” means that certain deposit account number 751672 maintained at Depositary Bank.

     “Collateral Certificate” means a certificate executed by any of the chief financial officer, chief executive officer, treasurer, or any vice president of Borrower in the form attached hereto as Exhibit A; provided that Borrower shall not be required to make any certifications to Lender or deliver to Lender any other information or documents to the extent that Borrower reasonably believes that making such certifications or the disclosure of such information or documents to Lender is not consistent with, or is likely to violate, applicable competition laws, provided further, that if Lender reasonably determines that making such certifications or the disclosure of such information or documents is necessary for Borrower to comply with Section 5.8, Lender and Borrower shall engage a third-party administrator to perform collateral monitoring services, and Borrower shall be required to deliver such information to the administrator who shall not share such information with Lender.

     “Commitment” means $15,000,000; as such amount may be reduced from time to time pursuant to the terms of this Agreement.

     “Control Agreement” means the deposit account control agreement to be entered into among Borrower, Lender and Depositary Bank with respect to the Collateral Account in form and substance reasonably satisfactory to Lender.

     “Credit Documents” means this Agreement, the Security Agreement, each Collateral Certificate and the Control Agreement.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Depositary Bank” shall mean Wachovia Bank, National Association.

     “Dollars” or “$” means the lawful money of the United States of America.

     “Domestic Receivables” means any sale represented by an Account for which the address of the Account Debtor on the invoice evidencing such Account is located inside the United States of America.

     “Event of Default” has the meaning set forth in Article VI.

      “Facility Agreement” means the Senior Facility Agreement with UniCredit Banca d’Impresa S.p.A. dated as of October 12, 2007, as amended, restated or otherwise modified prior to the date hereof.

     “FEC” means The Forest Electric Company, an Illinois corporation and wholly-owned Subsidiary of Parent.

     “Foreign Receivables” means any sale represented by an Account for which the address of the Account Debtor on the invoice evidencing such Account is located outside the United States.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

     “Governing Documents” means, with respect to any person, (a) the articles of incorporation or certificate of incorporation (or equivalent organizational document) of such person, (b) the bylaws (or equivalent governing document) of such person, and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s stock.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of any Indebtedness under this clause (e) secured by any Lien on any particular property shall be limited to the lesser of the fair market value of such property and the amount of all Indebtedness of others secured by Liens on such property), (f) all guarantees by such Person of Indebtedness of others (provided that the amount of any Indebtedness under this clause (f) subject to any particular guarantee shall be limited to the lesser of such person’s maximum liability under any such guarantee and the amount of Indebtedness of others guaranteed by such guarantee), (g) obligations that are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include current accounts payable incurred in the ordinary course of business.

     “Indenture” means that certain Indenture dated as of November 1, 2006, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, between Parent and Wilmington Trust Company, a Delaware banking corporation, as trustee, as amended, restated or otherwise modified prior to the date hereof.

     “Interest Period” means, initially, the period commencing on the Closing Date for the Loan and thereafter on the last day of the immediately preceding Interest Period, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 12 months thereafter; provided that any Interest Period scheduled to end after the Maturity Date shall end on the Maturity Date; provided further that, with respect to any Interest Period commencing within the one month period immediately preceding the Maturity Date, such Interest Period shall have the duration selected by Lender in its sole discretion; provided further, that, with respect to any Interest Period commencing on or after the Maturity Date, such Interest Period shall have a one month duration.

     “Lender” means Vishay Intertechnology, Inc.

     “LIBOR” means with respect to any Interest Period, the rate as determined by Lender on the basis of the offered rates for deposits in Dollars for a period coextensive with that Interest Period which appears on www.bba.org.uk (or, if no longer available, such other industry standard website for determining LIBOR), on the day that is two Business Days preceding the first day of that Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan” has the meaning set forth in Section 2.1.

     “Margin” means 4.0% per annum.

     “Material Agreements” means (a) the Indenture, (b) the Facility Agreement and (c) the Note Purchase Agreement.

     “Maturity Date” means the earlier of (a) September 15, 2011 and (b) the date on which the Loans shall become due and payable in accordance with the terms of this Agreement, whether by acceleration or otherwise.

     “Note Purchase Agreement” means that certain Note Purchase Agreement dated as of May 1, 1998 between Parent and the Note Purchasers party thereto from time to time, as amended, restated or otherwise modified prior to the date hereof.

     “Obligations” means any now existing or hereafter arising obligations of Borrower to Lender, whether primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise under any Credit Document whether for principal, interest, fees, expenses or otherwise, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

     “Parent” means KEMET Corporation, a Delaware corporation.

     “Person” means any natural person, corporation, limited liability company, limited partnership, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Pledged Account” means each US Pledged Account and each Foreign Receivable of the Borrower from time to time pledged to Lender.

     “Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, executed by Borrower in favor of Lender.

     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

     “Transactions” means the execution, delivery, and performance by Borrower of the Credit Documents, the borrowing and repayment of the Loans, the pledge, assignments or grant of the security interests in the Collateral pursuant to the Credit Documents, the payment of interest and fees thereunder and the use of the proceeds of the Loans.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

     “US Pledged Account” means each Domestic Receivable of the Borrower.

     Section 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

     Section 1.3. Specified Times and Dates; Determinations. All times specified in this Agreement shall be determined, unless stated specifically herein to the contrary, on the basis of the prevailing time in New York City. Unless stated specifically herein to the contrary, if any day or date specified in this Agreement for any notice, action or event is not a Business Day, then the due date for such notice, action or event shall be extended to the immediately succeeding Business Day; provided that interest shall accrue on any payments due by Borrower which are extended by the operation of this Section 1.3. Any determination by Lender hereunder shall, in the absence of manifest error, be conclusive and binding.

ARTICLE II: THE LOAN

     Section 2.1. Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender hereby agrees to lend to Borrower in a single draw on the Closing Date the total amount of the Commitment (the “Loan”). Borrower shall repay the entire outstanding principal balance of the Loan on the Maturity Date. Amounts repaid shall not be re-borrowed.

     Section 2.2. Interest.

     (a) Loans. The Loan shall bear interest on the unpaid principal amount thereof from the Closing Date until payment in full thereof. Interest shall be payable (i) monthly, on the first Business Day of each month, (ii) on the date of each prepayment (on the principal amount prepaid), and (iii) on the Maturity Date.

     (b) Interest Rate. The interest rate for the Loan shall be equal to LIBOR for such Interest Period plus the Margin.

     (c) Default Interest. After the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, Borrower shall pay on demand, on the principal amount of the outstanding Loans, the otherwise applicable interest rate plus 2% per annum.

     (d) Maximum Interest Rate. Notwithstanding anything in any Credit Document to the contrary, in no event shall the interest charged under any Credit Document exceed the maximum rate of interest permitted under applicable law. Any payment made which if treated as interest would cause the interest charged to exceed the maximum rate permitted shall instead be held by Lender to the extent of such excess as additional Collateral hereunder and applied to future interest payments as and when such amount becomes due and payable hereunder.

     (e) Calculations. Interest shall be calculated on the basis of a year of 360 days for the actual days elapsed. Interest is calculated based on LIBOR for the applicable Interest Period but shall be payable on the first Business Day of each month. Each determination by Lender of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.3. Optional Prepayment of Loans. Borrower shall have the right on not less than four Business Days prior written notice to Lender to prepay the Loan at any time in whole or in part; provided that such any prepayment shall be in a minimum amount of not less than the lesser of (i) $150,000 or (ii) the aggregate amount outstanding with respect to the Obligations at such time.

     Section 2.4. Payments. All payments by Borrower shall be payable on the due date thereof, in immediately available funds in Dollars, without any setoff, counterclaim, withholding or deduction of any kind. All payments shall be applied by Lender as follows: first, to the payment of all accrued but unpaid fees, costs or expenses under the Credit Documents; second, to the payment of all accrued but unpaid interest under the Credit Documents; third, to the repayment of then outstanding principal amount of the Loan; and fourth, the balance, if any, to Borrower.

     Section 2.5. Obligations Secured. The Obligations of Borrower under the Credit Documents shall be secured as more fully described in the Security Agreement.

     Section 2.6. Taxes. (a) Any and all payments made by Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto to the extent attributable to the Loans or the Collateral, excluding (i) taxes imposed on net income and (ii) all income and franchise taxes of the United States of America, any political subdivisions thereof, and any state of the United States of America, and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). (b) If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. (c) Borrower shall pay and hereby indemnifies Lender from any documentary stamp Taxes in connection with the execution or delivery of any Credit Document. Within 30 days after the date of any payment of Taxes, Borrower will furnish Lender with evidence of payment thereof. Borrower hereby indemnifies Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment pursuant to this indemnification obligation shall be made upon written demand therefor. The obligations of Borrower under this Section 2.6 shall survive the termination of this Agreement.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Lender on the date of the making of the Loan that:

     Section 3.1. Organization and Authorization. (a) Borrower is duly organized or formed, validly existing and in good standing (if and to the extent applicable) under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and (b) the Transactions are within the powers of Borrower and have been duly authorized by all necessary action for Borrower.

     Section 3.2. Enforceability. Each Credit Document to which it is a party has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

     Section 3.3. No Consents, No Conflicts. The Transactions (a) will not violate any applicable law or regulation or the charter, by-laws, trust agreement or other organizational documents of any Borrower or any order of any Governmental Authority binding on any Borrower, (b) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower, including, without limitation, any Material Agreement, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Borrower, and (c) will not result in the creation or imposition of any Lien on any asset of any Borrower other than pursuant to the Credit Documents.

     Section 3.4. Domestic Receivables. As of the date hereof, neither Parent nor any Subsidiary of Parent (other than Borrower, Arcotronics and FEC) generates Domestic Receivables.

     Section 3.5. No Default. No Default has occurred and is continuing.

     Section 3.6. Investment Company Status. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

     Section 3.7. Security Interests; Certain Information. Lender has a valid and perfected first priority Lien on all of the Collateral and all filings and other actions necessary for the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

     Section 3.8. Indebtedness Agreements. As of the Closing Date, Borrower is not party to any agreements for borrowed money in an aggregate principal amount in excess of $5,000,000 other than the Material Agreements.

     Section 3.9. Disclosures. All material information provided in each Collateral Certificate and on Schedule I to the Security Agreement is true, correct and complete in all material respects and does not contain any material misstatement or omit to state a material fact.

ARTICLE IV: CONDITIONS

     Section 4.1. Closing Date. The obligations of Lender to make the Loan to Borrower hereunder shall not become effective until each of the following conditions is satisfied:

     (a) Lender shall have received the following documents:

          (i) a counterpart of this Agreement executed by Borrower;

          (ii) the Security Agreement executed by Borrower; and

     (iii) a certificate of a responsible officer of Borrower certifying as to (A) its Governing Documents as in existence on the Closing Date, (B) the resolution of Borrower’s board of directors approving and authorizing the execution, delivery and performance of this Agreement and the Credit Documents, and (C) the names and true signatures of each officer of Borrower that has been authorized to execute any document required hereunder.

     (b) Lender shall have received a duly executed Collateral Certificate.

     (c) Lender shall have received Lien searches against Borrower indicating that there are no Liens against the Collateral.

     (d) Lender shall have received an opinion of counsel to Borrower in form and substance reasonably satisfactory to Lender addressing such matters as Lender shall reasonably request (including a “no conflict” opinion in form to be agreed).

     (e) The representations and warranties set forth in Article III hereof and in any documents delivered herewith, shall be true and correct as of the date of the making of the Loan, except to the extent they expressly refer to an earlier date, in which case they shall have been true and correct as of such earlier date.

     (f) Lender shall be satisfied that all necessary consents and approvals with respect to the Transactions shall have been obtained and shall be satisfactory to Lender.

ARTICLE V: COVENANTS

     Until the principal of and interest on the Loan and all fees and other Obligations (other than unasserted contingent indemnification obligations, including those arising under Section 2.6) payable by Borrower under the Credit Documents shall have been paid in full, Borrower covenants and agrees with Lender that:

     Section 5.1. Collateral Certificate. On the fourth Business Day of each month, Borrower shall deliver to Lender a duly executed Collateral Certificate.

     Section 5.2. Notices. Borrower will furnish to Lender prompt written notice of the occurrence of any Default. Each notice delivered under this Section shall be accompanied by a statement of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.3. Books and Records. Borrower will keep proper books of record and account in which full, true and correct entries, in all material respects, are made of all dealings and transactions in relation to the Collateral.

     Section 5.4. Existence. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

     Section 5.5. Use of Proceeds. The proceeds of the Loan and the sale of the Business pursuant to the Asset Purchase Agreement shall be used by Borrower to repay in full any existing Indebtedness under the Note Purchase Agreement. No part of the proceeds of the Loan will be used directly or indirectly for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U, or X of the Federal Reserve Board.

     Section 5.6. Liens. Borrower shall not permit any Liens to exist on the Collateral except Liens created pursuant to the Credit Documents.

     Section 5.7. Domestic Receivables. If, at any time after the date hereof, any Domestic Receivables are to be generated by Parent or any Subsidiary of Parent (other than Borrower, Arcotronics and FEC), then Parent and Borrower shall make prior arrangements with Lender to ensure that any and all such Domestic Receivables are pledged to Lender on terms and conditions substantially similar to those in the Security Agreement; provided that (a) Arcotronics shall only generate Domestic Receivables in connection with its existing customers and existing products in the film and electrolytic capacitors business consistent with its past practices and (b) FEC shall only generate Domestic Receivables in connection with its existing magnetics business.

     Section 5.8. Foreign Receivables. Beginning no later than 90 days after the Closing Date, Borrower shall pledge, or cause to be pledged, Foreign Receivables to Lender pursuant to security documents reasonably acceptable to Lender (it being understood that Borrower shall use its commercially reasonable best efforts to provide Lender with such pledge on terms and conditions as similar to the terms and conditions of the Security Agreement as possible under the circumstances) having a value for GAAP purposes (net of any allowances for doubtful accounts) at all times of not less than $13,000,000. For the avoidance of doubt, Foreign Receivables pledged to Lender pursuant to this Section shall not be subject to any Liens except Liens in favor of Lender.

     Section 5.9. Further Assurances. Borrower shall upon request by Lender (a) promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuation thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) subject to the Liens and security interests created by any of the Credit Documents any of Borrower’s properties, rights or interests covered or now or hereafter intended to be covered by any of the Credit Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Credit Documents and the Liens and security interests intended to be created thereby and (iii) better assure, convey, grant, assign, transfer, preserve, protect and confirm unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Credit Document. Lender shall upon request by Borrower promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof.

     Section 5.10. No Information to Lender. At no time will Borrower be required to share any information about Borrower or the Collateral with Lender other than as expressly required in the Credit Documents, nor will Lender have any right to request any such information from Borrower. In addition, Borrower shall not be required to make any certifications to Lender or deliver to Lender any other information or documents to the extent that Borrower reasonably believes that making such certifications or the disclosure of such information or documents to Lender is not consistent with, or is likely to violate, applicable competition laws, provided, that if Lender reasonably determines that making such certifications or the disclosure of such information or documents is necessary for Borrower to comply with any Credit Document, Lender and Borrower shall engage a third-party administrator to perform collateral monitoring services, and Borrower shall be required to deliver such information to the administrator who shall not share such information with Lender.

     Section 5.11. Post-Closing. Within 3 days from the Closing Date, Borrower (i) shall enter into, and cause the Depositary Bank to enter into, the Control Agreement and (ii) shall cause special legal counsel to Borrower to provide a legal opinion to Lender in form and substance reasonably satisfactory to Lender as to the perfection of Lender's security interest in the Collateral Account.

ARTICLE VI: EVENTS OF DEFAULT

     Section 6.1. If any of the following events (“Events of Default”) shall occur:

     (a) Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) Borrower shall fail to pay any interest on the Loan, on any fee under any of the Credit Documents, or on any other Obligation (other than the one referred to in clause (a) above) and such non-payment shall continue for a period of five (5) Business Days after the due date thereof;

     (c) Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) of this Section 6.1) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty (30) days after the receipt of written notice of the date on which the same shall become due and payable (it being understood that invoices by Lender to Borrower shall constitute such written notice);

     (d) any representation or warranty made or deemed made by or on behalf of Borrower in connection with any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification hereof shall prove to have been incorrect in any material respect when made or deemed made and shall continue to be incorrect for a period of ten (10) Business Days thereafter;

     (e) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.11 or Section 3(b)(i)(A) of the Security Agreement;

     (f) Borrower shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.1 or 5.7 or Sections (b)(i)(B) and 3(b)(ii) of the Security Agreement and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any covenant, condition or agreement contained in Sections 5.6 or 5.8 or Sections 3(c) or 3(d) of the Security Agreement and such failure shall continue unremedied for a period of ten (10) Business Days or (iii) any other covenant, condition or agreement contained in any Credit Document and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from Lender to Borrower;

     (g) an involuntary proceeding shall be commenced or an involuntary petition (other than by Lender) shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

     (h) Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

     (i) any material provision of any Credit Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so state in writing; or any Credit Document shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or any Lien granted to Lender shall cease to be a perfected first priority Lien, or Borrower shall so state in writing;

then, and in every such event (other than an event with respect to Borrower described in clause (g) or (h) of this Section 6.1), and at any time thereafter during the continuance of such event, Lender may by notice to Borrower declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (g) or (h) of this Section 6.1, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. In addition, Lender may exercise any remedies provided for by the Credit Documents in accordance with the terms thereof or any other remedies provided by applicable law.

ARTICLE VII: MISCELLANEOUS

     Section 7.1. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by U.S. mail or sent by telecopy (with confirmed receipt or followed by overnight delivery) to the addresses (or telecopy numbers) set forth on the signature pages hereof. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or, if mailed, the fifth Business Day following the date so mailed, if earlier. Telecopied notices shall be deemed to have been given on the day of receipt if received on a Business Day before 11:00 am (New York time), and otherwise, on the succeeding Business Day.

     Section 7.2. Amendment and Waiver. No alteration, modification, amendment or waiver of any terms and conditions of any of the Credit Documents shall be effective or enforceable against Lender unless set forth in a writing signed by Lender. Without limiting the generality of the foregoing, the making of each Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

     Section 7.3. Non-Recourse Obligations. The Credit Documents shall be non-recourse to Borrower; except that they will be full recourse to Borrower if any of the following events occur: (a) the Borrower commits intentional fraud (including, without limitation, any intentional action by Borrower or any Affiliate of Borrower designed to circumvent the collateral support for this Loan in any material respect) or makes an intentional material misrepresentation in any Credit Document, including any Collateral Certificate; (b) the occurrence of any event described in Section 6.1(g) or (h); (c) Borrower fails to comply with Section 5.11; or (d) the Obligations (other than unasserted contingent indemnification obligations, including those arising under Section 2.6) are not paid in full on or before September __, 2011; provided, however, that upon the occurrence of such an event the Credit Documents will be full recourse only to the extent of the deficiency created because of the Collateral’s failure to cover the Obligations then due and owing. For the avoidance of doubt, if after exercise of remedies against the Collateral there exists any deficiency in the amount owing to Lender under the Credit Documents, such deficiency shall not be discharged but shall be recoverable against Borrower on a fully recourse basis from and after the date the Credit Documents become recourse against Borrower under this Section 7.3.

     Section 7.4. Expenses. Borrower and Lender hereby agree that each party shall pay its own expenses in connection with entering into this Agreement (including legal expenses), provided that Borrower shall not be responsible for any expenses in connection with any legal opinion provided in connection with the pledge of Foreign Receivables in Section 5.8.

     Section 7.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of Lender and any attempted assignment or transfer by Borrower in contravention of the foregoing shall be null and void and Lender may not assign or otherwise transfer any of its rights or obligations hereunder other than an assignment or transfer to a wholly-owned Subsidiary of Lender (it being understood that if an assignment is made by Lender to a wholly-owned Subsidiary of Lender, and thereafter Lender fails to own 100% of the equity interests of such Subsidiary, then such failure shall constitute an assignment to Lender for purposes of this Section 7.5) without the prior written consent of Borrower and any attempted assignment or transfer by Lender in contravention of the foregoing shall be null and void.

     Section 7.6. Survival. All covenants, agreements, representations and warranties made by Borrower in any Credit Document and in the certificates or other instruments delivered in connection with or pursuant to any Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of each Credit Document and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under any Credit Document is outstanding and unpaid.

     Section 7.7. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Section 7.8. Governing Law; Jurisdiction; Consent to Service of Process.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (b) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND CONSENTS TO THE PLACING OF VENUE IN NEW YORK COUNTY OR OTHER COUNTY PERMITTED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY CREDIT DOCUMENT OR INSTRUMENT REFERRED TO HEREIN MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY CREDIT DOCUMENT.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 7.9. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 7.10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Credit Document by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Credit Document.

     Section 7.11. No Reliance. Borrower acknowledges that it is making its own independent decision to enter into the transactions under the Credit Documents and has determined that such transactions are appropriate and proper based upon its own judgment and upon advice from such advisers as it has deemed necessary. Borrower acknowledges that it is not relying on any communication (written or oral) from Lender as investment or tax advice or as a recommendation to enter into such transactions and specifically agrees and acknowledges that any information and explanation relating to the terms and conditions of such transactions shall not be considered investment or tax advice or a recommendation from Lender to enter into such transactions. No communication (written or oral) from Lender regarding such transactions shall be deemed to be an assurance or guarantee as to the expected results, benefits, outcomes or characteristics (economic, tax or otherwise) of such transactions. Borrower acknowledges that it is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts, the terms, conditions and risks of such transactions and that it is also capable of assuming and assumes the risks of such transactions. Borrower acknowledges that Lender is not acting as a fiduciary or an adviser to Borrower in respect of such transactions.

Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

KEMET ELECTRONICS CORPORATION

By	/s/ Per-Olof Loof
Name: Per-Olof Loof
Title: CEO

Notice Address:

KEMET Electronics Corporation
c/o KEMET Corporation
R. James ("Jamie") Assaf
Vice President, General Counsel
Phone: 954-766-2817
Fax: 954-766-2805
www.kemet.com| JamieAssaf@kemet.com
101 NE 3rd Ave., Suite 1700, Fort Lauderdale,
FL 33301 USA

LENDER:

VISHAY INTERTECHNOLOGY, INC.

By	/s/ Steven Klausner
Name: Steven Klausner
Title: Vice President and Treasurer

Notice Address: Avner Z. Lahat Director of Legal Services Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, PA 19355-2143 Phone: (610) 251-5286 eFax: (484) 631-0831